Exhibit 10.1

[QUANTUM LETTERHEAD]

August 20, 2007

Mr. Paul Auvil

[address redacted]

Dear Paul:

We are very pleased to offer you the opportunity to serve on the Board of Directors of Quantum Corporation.

As a Member of the Board of Directors, your retainer will be $40,000 per annum, paid in cash. Additionally, you are expected to serve on the Audit Committee of the Board and will receive an additional retainer of $12,500 per annum for that service, also paid in cash. The retainers are generally paid in quarterly installments. Quantum will also reimburse you for any travel or incidental expenses associated with performing your duties as a Board member.

We will recommend to the Leadership and Compensation Committee that 50,000 shares of Quantum stock options and 25,000 restricted stock units be awarded to you, with vesting over two years. The price for the options will be set at the closing price on the date of the next Leadership and Compensation Committee approval, which occur at the end of each month. Once the restricted stock units and stock options have been approved and the price has been set, you will receive documentation from E*Trade, Quantum's Stock Administrator, within two (2) months from your start date. If you remain a Board member, you will continue to receive an annual stock grant thereafter. Details of the ongoing annual stock program will be forthcoming and are subject to change. Lastly, we are pleased to offer you the opportunity to participate in Quantum's Deferred Compensation Program, details of which are enclosed in this packet.

To confirm your acceptance of our offer, please sign one copy of this letter, complete the enclosed documents, and return them in the enclosed envelope. Please note that your membership becomes official upon your acceptance, as the Board of Directors' have already approved your appointment.

______________________________________________________________________________

Paul Auvil

August 20, 2007

Paul, we are very enthusiastic about you joining our Board of Directors. If you have any questions, please do not hesitate to contact me. Again, it is a pleasure to welcome you to Quantum Corporation.

Sincerely,

/s/ Rick Belluzzo

Rick Belluzzo

Chairman & CEO

Quantum Corporation

(408) 944-4411

I understand and accept the terms of this agreement.

Signed: /s/ Paul Auvil Date: August 23, 2007

Paul Auvil

Start Date: August 23, 2007

Enclosures:

Return Envelope

Deferred Compensation Program overview and forms

Director Change in Control Agreement

Director Indemnification Agreement

Board of Director Handbook

The High Road: Quantum's Business Conduct & Ethics Policy

Section 16 Policy Documentation

cc: Compensation

Legal